   As filed with the Securities and Exchange Commission on February 10, 2000

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           the Securities Act of 1933

                               ----------------

                               LANTE CORPORATION
             (Exact name of registrant as specified in its charter)

        Delaware                      7379                     36-3322393
             (Primary Standard Industrial Classification Code No.)
                                                            (I.R.S. Employer
     (State or other                                       Identification No.)
     jurisdiction of
    incorporation or
      organization)

  161 North Clark Street, Suite 4900, Chicago, Illinois 60601, (312) 696-5000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                C. Rudy Puryear
                     President and Chief Executive Officer
  161 North Clark Street, Suite 4900, Chicago, Illinois 60601, (312) 696-5000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
 Howard S. Lanznar, Esq. Jeffrey R.           William J. Whelan, III, Esq.
 Patt, Esq. Katten Muchin Zavis 525         Cravath, Swaine & Moore Worldwide
   West Monroe Street, Suite 1600           Plaza 825 Eighth Avenue New York,
 Chicago, Illinois 60661 (312) 902-           New York 10019 (212) 474-1000
                5200

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [X] 333-92373
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ----------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

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--------------------------------------------------------------------------------

   This Post-Effective Amendment No. 1 to the Registration Statement (Reg. No. 333-92373) is being filed with the Securities and Exchange Commission by Lante Corporation pursuant to Rule 462(d) of the Securities Act of 1933 solely to file a new Amendment No. 5 to the Registration Statement.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

      1*    Form of Underwriting Agreement
      3.1*  Form of Amended and Restated Certificate of Incorporation of the
            Registrant
      3.2*  Form of Amended Bylaws of the Registrant
      4*    Specimen stock certificate representing Common Stock
      5     Opinion of Katten Muchin Zavis as to the legality of the securities being registered (including consent)
     10.1*  Registrant's Stock Option Plan
     10.2*  Form of Indemnification Agreement
     10.3*  Registration Agreement, by and between Registrant, its preferred stockholders, Mark Tebbe and the Tebbe trusts, dated June 17, 1999
     10.4*  Software License and Services Agreement between Evolve Software,
            Inc. and Registrant dated September 3, 1999
     10.5*  Employment, Confidentiality and Noncompete Agreement between
            Registrant and Mark A. Tebbe, dated June 17, 1999
     10.6*  Employment Agreement between Registrant and C. Rudy Puryear, dated
            June 16, 1999
     10.7*  Employment, Confidentiality and Noncompete Agreement between
            Registrant and Brian Henry, dated October 29, 1999
     10.8*  Restricted Stock Agreement between Registrant and C. Rudy Puryear dated as of June 30, 1999
     10.9*  Pledge Agreement by and between Registrant and C. Rudy Puryear dated June 30, 1999
     10.10* Promissory Note in the amount of $2,500,000 by C. Rudy Puryear to the Registrant, dated June 30, 1999
     10.11* Secured Promissory Note in the amount of $3,228,000 by C. Rudy
            Puryear to the Registrant dated June 30, 1999
     10.12* Amended and Restated Loan and Security Agreement between Registrant and Old Kent Bank, dated December 29, 1998, as amended on June 15,
            1999
     10.13* Common Stock Purchase Agreement between Registrant and certain stockholders
     10.14* Master Services Agreement between Registrant and Dell Products,
            L.P.
     10.15* Form of Employment Agreement between Registrant and certain
            Executive Officers of the Registrant
     10.16* Secured Promissory Note in the amount of $278,000 by Pantelis
            Georgiadis to the Registrant, dated July 30, 1999
     10.17* Pledge Agreement, between Pantelis Georgiadis and the Registrant, dated July 30, 1999
     10.18* Promissory Note in the amount of $3,007,500 by the Registrant to
            Pantelis Georgiadis, dated September 30, 1999
     21*    Subsidiaries of Registrant
     23.1*  Consent of PricewaterhouseCoopers LLP
     23.2   Consent of Katten Muchin Zavis (contained in its opinion filed as
            Exhibit 5 hereto)
     24*    Power of Attorney (also see signature page of initial filing)
     27*    Financial Data Schedule

--------
  *Previously filed.

   (b) Financial Statement Schedule.

     Opinion on Schedule II

     Schedule II--Valuation and Qualifying Accounts

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois on the 10th day of February, 2000.

                                          Lante Corporation

                                                    /s/ Brian Henry
                                          By: _________________________________
                                                        Brian Henry
                                            Executive Vice President and Chief
                                                     Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on February 10, 2000.

                 Signature                                Title
                 ---------                                -----

                  *                    Chairman of the Board of Directors
______________________________________
              Mark Tebbe

                  *                    Chief Executive Officer, President and
______________________________________  Director (Principal Executive Officer)
           C. Rudy Puryear

          /s/ Brian Henry              Executive Vice President and Chief
______________________________________  Financial Officer (Principal Financial
             Brian Henry                Officer)

                  *                    Controller (Principal Accounting Officer)
______________________________________
           William J. Davis

                  *                    Director
______________________________________
             Paul Carbery

                  *                    Director
______________________________________
             James Cowie

                  *                    Director
______________________________________
           Judith Hamilton

                  *                    Director
______________________________________
              John Kraft

                  *                    Director
______________________________________
             John Landry

                  *                    Director
______________________________________
             John Oltman

                  *                    Director
______________________________________
            Paul Yovovich

         /s/ Brian Henry
*By________________________________
  Brian Henry As Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit                           Description
 -------                           -----------
     5   Opinion of Katten Muchin Zavis as to the legality of the
         securities being registered (including consent)

  23.2 Consent of Katten Muchin Zavis (contained in its opinion filed as Exhibit 5 hereto)